Exhibits 21.1 List of Subsidiaries of Vestin Realty Mortgage II, Inc.

List of Subsidiaries of the Registrant

Wolfpack Properties, LLC (Nevada)

Building C, LLC (Nevada)

Building A, LLC (Nevada)

Devonshire, LLC (Nevada)

SE Properties, LLC (Nevada)

ExecuSuites, LLC (Nevada)